Exhibit 99.1

CERTAIN CLOSED-END FUNDS ADVISED BY LEGG MASON PARTNERS FUND ADVISOR, LLC

ANNOUNCE APPOINTMENT OF NEW DIRECTOR AND RETIREMENTS

New York – (Business Wire) – January 2, 2019

ClearBridge MLP and Midstream Fund Inc. (NYSE: CEM),

ClearBridge Energy Midstream Opportunity Fund Inc. (NYSE: EMO),

ClearBridge MLP and Midstream Total Return Fund Inc. (NYSE: CTR),

BrandywineGLOBAL - Global Income Opportunities Fund Inc. (NYSE: BWG),

LMP Capital and Income Fund Inc. (NYSE: SCD),

Western Asset Corporate Loan Fund Inc. (NYSE: TLI),

Western Asset Emerging Markets Debt Fund Inc. (NYSE: EMD),

Western Asset Global Corporate Defined Opportunity Fund Inc. (NYSE: GDO),

Western Asset Global High Income Fund Inc. (NYSE: EHI),

Western Asset High Income Fund II Inc. (NYSE: HIX),

Western Asset High Income Opportunity Fund Inc. (NYSE: HIO),

Western Asset High Yield Defined Opportunity Fund Inc. (NYSE: HYI),

Western Asset Intermediate Muni Fund Inc. (NYSE: SBI),

Western Asset Investment Grade Defined Opportunity Trust Inc. (NYSE: IGI),

Western Asset Managed Municipals Fund Inc. (NYSE: MMU),

Western Asset Middle Market Debt Fund Inc. (XWAMX),

Western Asset Middle Market Income Fund Inc. (XWMFX),

Western Asset Mortgage Defined Opportunity Fund Inc. (NYSE: DMO),

Western Asset Municipal Defined Opportunity Trust Inc. (NYSE: MTT),

Western Asset Municipal High Income Fund Inc. (NYSE: MHF),

Western Asset Municipal Partners Fund Inc. (NYSE: MNP), and

Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY)

(together, the “Funds”)

The Funds announced today the appointment of Nisha Kumar as a Director of the Funds, effective January 1, 2019 (and effective December 30, 2018 with respect to XWAMX and XWMFX).

Ms. Kumar has been a Managing Director and the Chief Financial Officer and Chief Compliance Officer of Greenbriar Equity Group, LP since 2011. She was previously Chief Financial Officer and Chief Administrative Officer of Rent the Runway, Inc. during 2011. From 2007 to 2009, Ms. Kumar served as Executive Vice President and Chief Financial Officer of AOL LLC, a subsidiary of Time Warner Inc. Ms. Kumar is a member of the Council on Foreign Relations.

Additionally, the Board of each Fund announced the retirement of Dr. Riordan Roett and Leslie H. Gelb as Directors, effective December 31, 2018. Also announced was the resignation of Jane Trust as Director of XWAMX and the appointment of William R. Hutchinson as Chairman of XWAMX, each effective as of December 30, 2018. Ms. Trust will remain President and Chief Executive Officer of XWAMX.

An investment in a Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only.

For more information, please call Investor Relations: 1-888-777-0102, or consult the Funds’ web site at www.lmcef.com. The information contained on the Funds’ web site is not part of this press release. Hard copies of the Funds’ complete audited financial statements are available free of charge upon request.

Shareholder Contact: Fund Investor Services-1-888-777-0102